Exhibit 99.1

Wynn Resorts, Elaine Wynn and Steve Wynn Resolve Litigation

LAS VEGAS (April 16, 2018) — Elaine Wynn and Steve Wynn have agreed to settle Ms. Wynn’s remaining claims that Mr. Wynn breached their Stockholders Agreement.

Ms. Wynn has also released her claims against the Company and Kim Sinatra relating to Mr. Wynn’s alleged breach of that agreement. The Company and Ms. Sinatra have released their claims brought against Ms. Wynn, all emanating from the litigation that was filed in 2012, thereby finally resolving all claims in that litigation.

Under the terms of the settlement, neither the Company nor Ms. Sinatra made any payment.

ABOUT WYNN RESORTS
Wynn Resorts, Limited (Nasdaq: WYNN) is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Wynn Macau (wynnmacau.com) and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 110,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the second half of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 273,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.

# # #

Contact:
Michael Weaver, Wynn Resorts
702.770.7501
michael.weaver@wynnlasvegas.com